Exhibit 24

POWER OF ATTORNEY

         The undersigned certifies that he is a director of IKON Office Solutions, Inc. (“IKON”).

         The undersigned hereby appoints Maryanne Messenger, Don Liu, and Arlen Shenkman, and either of them, his attorneys and agents to execute, on his behalf and in his name, reports on Form 3, Form 4, and Form 5 (relating to Beneficial Ownership of Securities) for filing with the Securities and Exchange Commission, and any and all amendments to said reports, and to do all such other acts and execute all such other documents which said attorneys and agents may deem necessary or desirable to enable the undersigned to report beneficial ownership of IKON securities under the Securities Exchange Act of 1934, and to comply with all rules, regulations or requirements of the Securities and Exchange Commission in respect thereto.

       Dated this 31st day of October, 2003.

Signed:	/s/ GERALD LUTERMAN Gerald Luterman